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                                                                     EXHIBIT 3.2

                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:    The name of the Corporation is JONES INTERCABLE, INC.

     SECOND: The following amendment was adopted by the shareholders of the Corporation on July 10, 1995, and the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group:

               The first sentence of the Fifth Article of the Articles of Incorporation of the Corporation shall be amended by striking out and eliminating the sentence in its entirety and substituting the following in its stead:

     "The number of shares which this Corporation shall have authority to issue shall be an aggregate of 65,550,000 shares, which shall be divided into two classes: 5,550,000 shares of Common Stock, each share having a par value of $.01, and 60,000,000 shares of Class A Common Stock, each share having a par value of $.01."

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

               No change.

                                            JONES INTERCABLE, INC.

                                            BY: ELIZABETH M. STEELE
                                              Elizabeth M. Steele
                                              Corporate Secretary